SouthWest Water Announces

Completion of Merger

LOS ANGELES, September 13, 2010– SouthWest Water Company (Nasdaq:SWWC) today announced the completion of its merger in which institutional investors advised by J.P. Morgan Asset Management and Water Asset Management, LLC have acquired the company.

"This partnership enhances SouthWest Water’s ability to invest in systems that will benefit the communities the company serves and ensures continued responsiveness to the needs of local customers" said Mark Swatek, president and chief executive officer of SouthWest Water. “The company’s new owners are deeply committed to our industry and their long-term perspective was instrumental in securing the approvals required to complete this transaction several months earlier than expected.”

Pursuant to the terms of the merger agreement, SouthWest Water stockholders are entitled to receive $11.00 in cash, without interest and less any applicable withholding taxes, for each share of the company’s common stock. Effective with the close of trading today, SouthWest Water’s common stock will cease trading on the Nasdaq Stock Market.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

About J.P. Morgan Asset Management –  Global Real Assets

J.P. Morgan Asset Management – Global Real Assets has approximately $44.6 billion in real estate and infrastructure assets under management, as of June 30, 2010.  With a 40-year history of successful investing and a staff of 362 professionals, J.P. Morgan Asset Management – Global Real Assets identifies, analyzes, negotiates, acquires, develops, redevelops, renovates, operates, maintains, finances and sells assets, on behalf of its clients.  J.P. Morgan Asset

Management's broad investment capabilities and framework for analyzing opportunities in today's complex real estate and infrastructure markets provide critical insights for its institutional clients in both the public and private markets.

About Water Asset Management:

Water Asset Management is a global equity investor in public and private water related companies and assets. Those include regulated water and wastewater utilities, water infrastructure companies, water test and measurement equipment, water treatment technologies, and water resources including water rights, storage and effluent credits. Water Asset Management combines investment management with water industry operating and capital allocation experience.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

      213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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